UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.           )

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eBay Inc.

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Attached are (i) a written communication sent by the President and Chief Executive Officer of eBay Inc. (“eBay” or the “Company”) to the Company’s employees on March 9, 2009 regarding a proposal submitted to the Company’s stockholders to approve amendments to certain of the Company’s existing equity incentive plans to allow for a one-time stock option exchange program for employees other than the Company’s named executive officers and directors (the “Option Exchange Program”); (ii) a bullet-point list of basic information about the proposed Option Exchange Program, which was attached as a link to the written communication referred to in (i) above; (iii) an email from Beth Axelrod, Senior Vice President, Human Resources, to eBay people managers, human resources managers, the investor relations team, and the public relations team regarding the proposed Option Exchange Program; (iv) a Proposed Stock Option Exchange Program Q&A made available to the Company’s employees on March 9, 2009; and (v) a March 9, 2009 post by Richard Brewer-Hay, editor of eBay Ink, the Company’s online blog, regarding the proposed Option Exchange Program.
The Option Exchange Program has not yet commenced. eBay will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Option Exchange Program.
In connection with the proposal to be voted on by eBay’s stockholders with respect to the amendment of certain eBay equity incentive plans to permit the Option Exchange Program, eBay has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. eBay stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the plan amendments, because they will contain important information about the proposal to be voted on by stockholders with respect to the Option Exchange Program.
eBay stockholders and option holders will be able to obtain the written materials described above and other documents filed by eBay with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by eBay with the SEC by directing a written request to: eBay Inc. 2145 Hamilton Avenue, San Jose, California 95125, Attention: Investor Relations.

E-mail from John Donahoe
Proposed Stock Option Exchange Program
To All Employees,
We have been exploring ways to address employee stock option grants that are deeply “underwater,” meaning the exercise price is significantly higher than our current share price. Today, I’m pleased to announce that we are asking stockholders to approve a one-time, voluntary exchange program that would allow you to exchange, at set ratios, certain underwater options for restricted stock units, or RSUs.
Option exchanges are governed by SEC and NASDAQ regulations. Details of the proposed exchange program are outlined in our preliminary proxy statement, which can be found at [link]. Stockholders will vote on amending our equity incentive plans to permit the exchange program at our annual stockholders’ meeting on April 29. Following receipt of the required stockholder approval, we will have up to a year to execute the program. We do not yet know when we would begin the exchange.
Until stockholders approve the amendments necessary to permit the program and we set a date and begin the exchange, there’s nothing you need to do. However, you can click here [link] to find some basic information you may want to know. I’ll update you again following our annual stockholders’ meeting on April 29.
Sincerely,
John
The option exchange described in this letter has not yet commenced. eBay will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.
In connection with the proposal to be voted on by eBay’s stockholders with respect to the amendment of certain eBay equity incentive plans to permit the option exchange discussed in this letter, eBay has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. eBay stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the plan amendments, because they will contain important information about the proposal to be voted on by stockholders referenced in this letter.
eBay stockholders and option holders will be able to obtain the written materials described above and other documents filed by eBay with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by eBay with the SEC by directing a written request to: eBay Inc. 2145 Hamilton Avenue, San Jose, California 95125, Attention: Investor Relations.

Basic Information
Proposed Stock Option Exchange Program
Basic Information
•	With stockholder approval, we will have until April 2010 to begin the exchange program.

•	Once a date is set to begin the exchange, eligible employees will receive detailed information. So don’t worry — you will know everything you need to know to make a decision that’s right for you. Once the exchange begins, you will have 20 business days to decide whether to participate.

•	Which options are eligible for exchange? We have proposed exchanging options with exercise prices that are equal to or higher than the highest per share trading price of our stock in the 52 weeks prior to the start of the exchange. So eligible options will be determined when we set a date and begin the exchange.

•	Options granted within 12 months prior to the start of the exchange, and options that expire within 12 months following the completion of the exchange, will not be eligible.

•	Is anyone excluded from participating? Named executive officers for 2008 — John Donahoe, Bob Swan, Lorrie Norrington, Scott Thompson and Beth Axelrod — as well as our board members, are not allowed to participate in the exchange program. Former employees who still hold options also are excluded.

•	The actual exchange ratio between options and Restricted Stock Units (RSUs) will depend on, among other things, eBay’s share price at the time the exchange begins and the exercise price of the eligible options, and therefore may be different than the sample exchange ratios shown in the proxy statement, which are for illustrative purposes only. Those sample ratios are based on several assumptions, including having a $12 per share price at the start of the exchange.

•	We will issue RSUs having approximately 90 percent of the fair value of the stock options that are being exchanged. For example, at an illustrative eBay share price of $12 per share at the beginning of the exchange, an employee with eligible options set at an exercise price of $35 would be able to exchange 16.5 options for one RSU. Eligible options with an exercise price of $28 could be exchanged at a ratio of 12 options to one RSU. If an employee would receive less than 100 RSUs in exchange for all of their eligible options, the value will be paid in cash instead of RSUs (in countries where it is practical to do so).

•	Vesting of the RSUs will be determined based on the vesting of the options exchanged. RSUs will begin to vest as early as 12 months from the close of the exchange.

•	Outside of the United States, an option exchange may be subject to local regulations that will result in differences in how the exchange is executed. Whenever possible, we will follow the same approach in all countries. We always will do what makes the most sense for employees and the company. Eligible employees outside the United States will receive information about their local plan at the appropriate time.
Key legal disclosure
The option exchange described in this summary has not yet commenced. eBay will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.
In connection with the proposal to be voted on by eBay’s stockholders with respect to the amendment of certain eBay equity incentive plans to permit the option exchange discussed in this summary, eBay has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. eBay stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the plan amendments, because they will contain important information about the proposal to be voted on by stockholders referenced in this summary.
eBay stockholders and option holders will be able to obtain the written materials described above and other documents filed by eBay with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by eBay with the SEC by directing a written request to: eBay Inc. 2145 Hamilton Avenue, San Jose, California 95125, Attention: Investor Relations.

E-mail to eBay People Managers
Communication Guidelines for Proposed Stock Option Exchange Program
To all people managers, HR managers, the IR team, and the global PR team:
Today we announced our intention to seek stockholder approval for amendments to our equity incentive plans to permit an option exchange program. You should have received an email from John Donahoe earlier today with the announcement and a link to some additional information and an FAQ.
Assuming that we receive the necessary stockholder approval at our annual meeting of stockholders on April 29, we will provide you and all employees an update. Once we set a launch date for the option exchange, we will provide further information on the exchange and will hold sessions with employees to provide them the information needed to make their decisions as to whether to participate and the details of how to do so.
You should know that option exchanges are governed by SEC rules and regulations. Accordingly, we are required to file with the SEC all written and recorded information provided on the exchange. Since you are a people manager or a member of the HR, IR, or Communications team, you will likely be asked questions by your people or outside constituents. Communications between you and employees or outside constituents are subject to these SEC requirements.
Please use the communication guidelines below when responding to questions and comments. Failure to do so could result in eBay having to take a series of complicated (and expensive) corrective actions. I am asking for your strict adherence to the requirements below:
•	Prior to the commencement of the exchange program: do not guarantee that the exchange program will start by any given date. The decision of if and when to begin the exchange program will be made by our board of directors, the Compensation Committee or John.

•	Do not answer a question via email or by leaving a voicemail. SEC rules require us to file all written and recorded communications made on behalf of eBay about the exchange program with the SEC. SEC filings are expensive (so we want to minimize the number of filings we have to make). If incorrect information is given to employees or outside constituents (or some employees or outside constituents are given additional information that no one else has), we will have to take a series of complicated (and expensive) corrective steps.

•	If you forget and leave a voicemail or send an email, please immediately contact [ ] or [ ] in Legal.

•	Once the tender offer document is filed with the SEC (and the option exchange program begins), do not give any advice about whether someone should participate in the program.

•	Answer questions only by referring people to our proxy statement, John’s email to all employees, the additional information in his email and the option exchange FAQ on iWeb. Once the tender offer documents are filed with the SEC, there will be more information available that employees can reference.

•	If someone asks a question that is not covered by the materials we have provided, please refer them to [ ] in HR, or [ ] or [ ] in Legal.
If you have any questions, please contact [                    ] in HR, or [                    ] or [                     ] in Legal.

I want to thank you for your attention to this important issue. The option exchange is an important opportunity for our people, and I am counting on each of you to follow these requirements as we navigate the process.
Sincerely,

Beth
The option exchange described in this email has not yet commenced. eBay will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (SEC) upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.
In connection with the proposal to be voted on by eBay’s stockholders with respect to the amendment of certain eBay equity incentive plans to permit the option exchange discussed in this e-mail, eBay has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. eBay stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the plan amendments, because they will contain important information about the proposal to be voted on by stockholders referenced in this e-mail.
eBay stockholders and option holders will be able to obtain the written materials described above and other documents filed by eBay with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by eBay with the SEC by directing a written request to: eBay Inc. 2145 Hamilton Avenue, San Jose, California 95125, Attention: Investor Relations.

Proposed Stock Option Exchange Program Q&A
Why has the company decided on these particular terms for the exchange?
As a publicly traded company, we are subject to very specific regulatory guidelines governed by the SEC and NASDAQ and acceptable market practices defined by stockholder governance groups on how to structure and execute an option exchange.
The elements of our proposed exchange — including who is eligible to participate, delivering new RSUs with a fair value having 90% of the fair value of the surrendered options, and the requirement that only options with an exercise price greater than or equal to the highest per share trading price of our stock in the 52 weeks prior to the start of the exchange — are all considered best practices in implementing an exchange program that stockholders can support. We have taken these guidelines and what we believe makes the most sense for employees, the company and our stockholders into account in setting the terms of the exchange.
Why are we exchanging options for RSUs?
Two years ago, we changed the equity compensation for our employees by adding RSUs to the mix. We made this change to reduce our dependency on stock price appreciation to reward the contributions of our people. Today, equity compensation for eligible employees below the director level is in the form of RSUs only. Exchanging options for RSUs is consistent with our current compensation approach and provides the best potential equity compensation value for employees whose options are significantly underwater.
Why does this seem different than the approach other companies are taking?
As a publicly traded company, we are subject to very specific regulatory requirements about how to structure and execute an option exchange. Our proposed exchange requires stockholder approval at our annual stockholders’ meeting on April 29.
A small number of publicly traded companies may have more flexibility in the approach they take towards an option exchange if the voting shares of the company are concentrated in a few stockholders and/or if their share plans do not require stockholder approval for an option exchange. That is not the case for our company. Our voting shares are widely held and our equity compensation plans require that we seek stockholder approval for the proposed option exchange. In addition to following all appropriate regulatory guidelines, we have structured a plan that we believe makes the most sense for employees, the company and our stockholders.
Why are options being exchanged at 90% of their fair value?
The elements of our proposed exchanged, including delivering new RSUs with a fair value having 90% of the fair value of exchanged options, are all considered best practices in implementing an exchange that stockholders can support. We have taken these guidelines and what we believe makes the most sense for employees, the company and our stockholders into account in setting the terms of the exchange. Keep in mind that this value comparison is of the “fair value” of the surrendered options and new RSUs for accounting purposes. Because underwater options are being surrendered for RSUs, the new RSUs will have immediate “in the money” value (subject to vesting) as compared to no “in the money” value for the surrendered options.
Does this mean the company is no longer bullish about our future, and the performance of our stock?
We are a strong company with a strong future. This proposed exchange recognizes that some option grants are significantly underwater due to the significant decline in our stock price in light of the global financial and economic crisis. As a result, these option grants have not delivered the value to employees we intended to provide at the time they were granted. The option exchange will give our employees the opportunity to decide whether it makes sense to trade certain options and realign portions of their equity compensation with current market conditions.
What should I do?
Right now, there’s nothing you need to do. The next step is stockholder approval of the proposed exchange at our annual stockholders’ meeting on April 29. Assuming stockholders approve the amendments necessary to permit the option exchange program, we have up to a year (April 2010) to set a date and begin the exchange. Once a date is set to begin the exchange, eligible employees will receive detailed information, providing you with everything you need to know to make a decision that’s best for you.
Key legal disclosure
The option exchange described in this summary has not yet commenced. eBay will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.
In connection with the proposal to be voted on by eBay’s stockholders with respect to the amendment of certain eBay equity incentive plans to permit the option exchange discussed in this summary, eBay has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. eBay stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the plan amendments, because they will contain important information about the proposal to be voted on by stockholders referenced in this summary.
eBay stockholders and option holders will be able to obtain the written materials described above and other documents filed by eBay with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by eBay with the SEC by directing a written request to: eBay Inc. 2145 Hamilton Avenue, San Jose, California 95125, Attention: Investor Relations.

Blog Post
eBay’s Preliminary Proxy Issued
eBay filed its preliminary proxy statement today in advance of the company’s annual stockholders’ meeting on April 29.
At first look, I see two noteworthy aspects to it: first, proxies always generate interest in executive pay at any publicly traded company, and reading the footnotes in a proxy always is a must to understand the full story. That’s certainly true this year with eBay, because at first glance it seems like CEO John Donahoe and CFO Bob Swan were the only executives to receive a bonus in 2008, when other executives listed in the proxy got zero. However, in looking at the footnotes, no eBay executive officers received bonuses in 2008, based on the company’s performance. Payments shown for John and Bob actually are part of special retention bonuses they were given when hired by the company (again, it’s all in the footnotes).
Also, as required by the SEC, the proxy’s “summary compensation table” would, at first look, seem to the reader that John’s stock options vested about $6.4 million in real value in 2008. But again, read the footnotes for more color. It turns out that this $6.4 million figure represents the accounting value attributed to John’s stock option grants based on the fair value of each of these option grants at the time they were made over the last several years. This amount doesn’t reflect that the fact that these options are significantly “underwater” and actually brought no true value to John or the company. These options have exercise prices that range from $24.93 to $39.90 per share, compared to eBay’s closing price per share of $13.96 on Dec. 31, 2008 (and $10.43 last Friday). So those options are significantly underwater, which leads me to the second noteworthy item.
The company is asking stockholders to approve amendments to some of its stock plans that would permit an option-for-restricted stock units exchange program for eBay employees. That means employees who have options that are significantly underwater may have the opportunity to trade them in for restricted stock units, realigning the potential value of their stock awards in light of current market conditions. I’m sure that’s good news for many eBay employees, just like at other companies that have announced similar programs. John and other named executive officers, as well as the company’s board members, won’t be able to participate. All the details are in the proxy, which can be found here.
Like I said on Friday, eBay Inc. is a public company and, as such, must comply with SEC regulations. As a result, every time I write something publicly here on the blog regarding the option exchange, I have to include the below copy and eBay has to file my communication with the SEC. That said, I will leave comments open on this post, however, I will not be able to answer questions without a) including the below copy and b) filing my response with the SEC.
Cue the bolded, italicized legal copy now.
Cheers,
RBH
The option exchange described in this posting has not yet commenced. eBay will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (SEC) upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.
In connection with the proposal to be voted on by eBay’s stockholders with respect to the amendment of certain eBay equity incentive plans to permit the option exchange discussed in this posting, eBay has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. eBay stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the plan amendments, because they will contain important information about the proposal to be voted on by stockholders referenced in this posting.
eBay stockholders and option holders will be able to obtain the written materials described above and other documents filed by eBay with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by eBay with the SEC by directing a written request to: eBay Inc. 2145 Hamilton Avenue, San Jose, California 95125, Attention: Investor Relations.